Exhibit 99.1

Advanced Photonix, Inc. Announces Hiring of Jeffrey Anderson as Chief Financial Officer

ANN ARBOR, Mich.--(BUSINESS WIRE)--August 19, 2011--Advanced Photonix® company (NYSE Amex: API), announced today that it has hired Jeffrey Anderson, as the Chief Financial Officer, effective August 29, 2011.

Richard (Rick) Kurtz President and CEO of Advanced Photonix, Inc, stated, “Jeff has over 30 years of business experience, starting in public accounting and moving into a number of high technology companies with annual revenues ranging from $50 million to over $3 billion. He has guided companies through merger and acquisitions and he has completed over ten financings involving bond and equity raises. He has run accounting organizations with as few as 5 employees and as many as 140 in over 14 different countries. To complement his business background he has a BA, MBA, CPA and CMA, this unique combination of skills will be important in managing the growth of API. We look forward to having Jeff be part of the API Team and we will continue to look to build on our strong internal management talent pool in the future.”

In connection with his appointment as the Chief Financial Officer of API, API entered into an employment agreement with Mr. Anderson on August 29, 2011. Mr. Anderson’s employment agreement provides, among other things, that he will receive upon the commencement of his employment (i) a grant of restricted stock under the API 2007 Equity Incentive Plan covering 100,000 shares of API Class A Common Stock; (ii) an option to acquire 160,000 shares of API Class A Common Stock pursuant to the API 2007 Equity Incentive Plan at an exercise price per share equal to fair market value of the shares on the grant date; and (iii) a one-time relocation bonus in the amount of $50,000. The restricted stock and options granted to Mr. Anderson upon the commencement of his employment vest in quarterly installments on each of the first four anniversaries of the date of the grant.

About Advanced Photonix, Inc.

Advanced Photonix, Inc.® (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value-added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

CONTACT:
Advanced Photonix, Inc.
Richard Kurtz, (734) 864-5688
IR@advancedphotonix.com